[DERMA SCIENCES, INC. LETTERHEAD]







May 11, 1998

Mr. Arthur A. Beisang
Chief Executive Officer
Genetic Laboratories Wound Care, Inc.
2726 Patton Road
Saint Paul, MN 55113

Re: Derma Sciences, Inc. - Genetic Laboratories Wound Care, Inc.; Merger Letter of Intent

Dear Art:

This letter sets forth the intent of Derma Sciences, Inc., a Pennsylvania corporation ("Derma Sciences") and Genetic Laboratories Wound Care, Inc., a Minnesota corporation ("Genetic Labs (MN)") to merge in accordance with the terms described hereinbelow (the "Merger Transaction").

This is a non-binding letter of intent save for the obligations of confidentiality and public disclosure described on pages 2-3 and page 4 hereof, respectively. With the exception of the foregoing, this letter of intent imposes no contractual or other legal obligations on either party hereto and does not constitute an offer which may be accepted by execution hereof. A binding contract will be created only upon the execution of an agreement and plan of merger together with such other formal documents as may be necessary to carry such merger into effect.

We contemplate the principal terms of the Merger Transaction to be as follows:

Structure
---------
Genetic Labs (MN) will merge with and into a 100% subsidiary of Derma Sciences to be named Genetic Laboratories, Inc. ("Genetic Labs (PA)"). The surviving corporation in the Merger Transaction shall be Genetic Labs (PA). The Merger Transaction is intended to qualify as:

(a) a statutory merger under Subchapter C, Section 1921 et seq., of the Pennsylvania Business Corporation Law of 1988 and

Mr. Arthur A. Beisang
May 11, 1998
Page 2


(b) Section 302A.601 et seq. of the Minnesota Business Corporation Act, and

(c)      a reorganization  under Section  368(a)(1)(A)  of the Internal  Revenue
         Code.

Exchange Ratio - Adjustment
---------------------------
Derma Sciences will issue to the shareholders of Genetics Labs (MN), from its authorized and unissued shares, a total of 1,706,990 shares of its $0.01 par value common stock at the rate of 0.7 shares of Derma Sciences common stock for each share of Genetic Labs (MN) common stock owned and tendered.

Transactions Outside the Ordinary Course of Business
----------------------------------------------------
Pending consummation of the Merger Transaction, Genetic Labs (MN) shall not issue additional shares of its securities (other than pursuant to the exercise of currently outstanding stock options), declare stock or cash dividends relative to its common stock, pay bonuses or extraordinary compensation, purchase or sell assets or incur indebtedness other than in the ordinary course of its business.

Genetic Laboratories, Inc. (PA) - Officers and Directors
--------------------------------------------------------
The board of directors of Genetic Labs (PA) shall initially consist of Edward J. Quilty, Arthur A. Beisang and Robert A. Ersek, M.D. each of whom shall be elected to serve a one year term or until his successor is elected and qualifies. The officers of Genetic Labs (PA) shall initially consist of Edward
J. Quilty, Chairman of the Board of Directors, Arthur A. Beisang, Chief Executive Officer, H. James Thompson, President and Chief Operating Officer, and Robert A. Ersek, M.D., Medical Director, each of whom shall be elected to serve a one year term or until his successor is elected and qualifies.

Genetic Laboratories, Inc. (MN) - Executive Contracts
-----------------------------------------------------

Prior to consummation of the Merger Transaction, Derma Sciences shall accept assignment from Genetic Labs (MN) of the rights and responsibilities of Genetic Labs (MN) under those certain executive agreements dated May 1, 1998 with Arthur
A. Beisang, Robert A. Ersek, M.D. and H. James Thompson.

Mr. Arthur A. Beisang
May 11, 1998
Page 3


Transfer and Conversion of Options
----------------------------------
The agreement of merger governing the Merger Transaction shall provide that options to purchase shares of the common stock of Genetic Labs (MN) outstanding as of the merger effective date shall be transferred and converted into options to purchase shares of common stock of Derma Sciences ("Derma Sciences Options") in the ratio of 0.7 Derma Sciences Options to one Genetic Labs (MN) Option.

Transaction Expenses
--------------------
Prior to the consummation of the agreement and plan of merger contemplated hereby, each party shall be responsible for its own expenses, of whatsoever nature, relative to the Merger Transaction and the negotiation and examination thereof.

Conditions
----------
Consummation of the Merger Transaction shall be subject to the following conditions, together with such other terms and conditions as are necessarily incident thereto: (1) execution of an agreement and plan of merger governing the Merger Transaction; (2) successful completion of due diligence by Derma Sciences and Genetic Labs (MN); (3) approval of the agreement and plan of merger by the boards of directors of Derma Sciences and Genetic Labs (MN); (4) approval of the agreement and plan of merger by majority vote of the holders of the common stock of Genetic Labs (MN); and (5) the occurrence of no material adverse change in the business operations or financial condition of Derma Sciences or Genetic Labs
(MN).

Due Diligence
-------------
Immediately following the execution hereof, Derma Sciences and Genetic Labs (MN) will allow each other, and their respective accountants, attorneys and other authorized representatives, to review each other's books, records, financial statements, tax returns, inventory, tangible and intangible assets, material contracts, evidence of liabilities and any and all other material necessary in order for each of Derma Sciences and Genetic Labs (MN) to satisfy themselves as to each other's financial condition and business operations.

Milestones
----------
The parties contemplate that the agreement and plan of merger governing the Merger Transaction will the executed not later than May 31, 1998 and that the

Mr. Arthur A. Beisang
May 11, 1998
Page 4


merger proxy/registration statement on Form S-4 will be filed with the Securities and Exchange Commission not later than June 30, 1998.

Confidentiality
---------------
The parties agree to keep confidential all information regarding the Merger Transaction, and any information obtained in the process of due diligence relative thereto, except to the extent otherwise permitted hereby or required by securities laws or other laws or regulations, and except to the extent otherwise required by legal process or in response to inquiries by governmental officials or agencies. Provided, however, the parties may share such information with financial and legal advisers, accountants, consultants, agents and employees.

Public Announcement - Securities Filings
----------------------------------------
Immediately upon execution  hereof,  Derma Sciences and Genetic Labs (MN) shall:
(a) prepare and issue press releases announcing the Merger Transaction, and (b) prepare and file with the Securities and Exchange Commission current reports on Form 8-K disclosing the contemplated Merger Transaction and the principal terms thereof.

Very truly yours,

DERMA SCIENCES, INC.


By:/s/ Edward J. Quilty
   --------------------
   Edward J. Quilty
   Chairman of the Board


Accepted in accordance with the terms hereof.

GENETIC LABORATORIES WOUND CARE, INC.


By:/s/ Arthur Z. Beisang
   ---------------------
   Arthur A. Beisang
   Chairman of the Board

RCH:JMH